Exhibit 2
POWER OF ATTORNEY
December 8, 2005
     Know all men by these presents that each of the undersigned does hereby make, constitute and appoint Tracy Hogan and each individual named on the signature page hereto other than such undersigned, or any of them, as a true and lawful attorney-in-fact of such undersigned with full powers of substitution and revocation, for and in the name, place and stead of such undersigned (both in such undersigned’s individual capacity and as a director, officer, member, partner or other authorized person of any corporation, limited liability company, partnership or other entity for which such undersigned is otherwise authorized to sign), to execute and deliver such forms, agreements and other documents as may be required to be filed from time to time with the Securities and Exchange Commission with respect to any investments of Elevation Partners, L.P., Elevation Associates, L.P., Elevation Associates, LLC, Elevation Employee Side Fund, LLC, Elevation Management, LLC or such undersigned (including, without limitation, any amendments or supplements to any reports, forms or schedules previously filed by such persons or entities) in securities of Homestore, Inc.: (i) pursuant to Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, any Schedule 13D (including but not limited to any joint filing agreement with respect thereto), Schedule 13G, Form 3, Form 4 and Form 5 and (ii) in connection with any applications for EDGAR access codes, including, without limitation, the Form ID.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the undersigned hereby execute this Power of Attorney as of the date first written above.

/s/ Fred Anderson
Fred Anderson

/s/ Marc Bodnick
Marc Bodnick

/s/ Paul Hewson
Paul Hewson

/s/ Roger McNamee
Roger McNamee

/s/ Bret Pearlman
Bret Pearlman

/s/ John Riccitiello
John Riccitiello

[Power of Attorney]